Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CF Industries Holdings, Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333-127422, 333-158672, and 333-195936) on Form S-8 of CF Industries Holdings, Inc. of our reports dated February 24, 2020, with respect to the consolidated balance sheets of CF Industries Holdings, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of CF Industries Holdings, Inc.
Our report on the financial statements refers to a change in the method of accounting for leases due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842).
/s/ KPMG LLP
Chicago, Illinois
February 24, 2020